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                      RESOLUTIONS OF THE BOARD OF DIRECTORS
                                       OF
                 The American Life Insurance Company of New York

SEPARATE ACCOUNTS FOR VARIABLE CONTRACTS

RESOLVED, that three unit investment trust separate accounts, which shall be known as Separate Accounts IV, V and VI of The American Life Insurance Company of New York (the "Company") or such other names as management deems appropriate, be and they hereby are, established in accordance with Section 4240 of the New York Insurance Law, as amended, for the purpose of providing investment mediums for such variable contracts including individual and group life policies, annuities and funding agreements as may be designated as participating therein. Any such account shall receive, hold, invest and reinvest only the monies arising from: (i) contributions made pursuant to the contracts participating therein, (ii) such assets of the Company as it shall deem appropriate to be invested to facilitate the commencement of operations or comply with minimum capital requirements required by law or in the same manner as the assets applicable to its reserve liability under such participating contracts, and
(iii) any dividends, interest, gains or other earnings produced by the foregoing; and

RESOLVED, that the following be approved and authorized:

     (a) Establishment of Separate Accounts IV, V and VI as unit investment trusts, with one or more subaccounts each of which will invest or reinvest in the shares of one or more investment companies registered under the Investment Company Act of 1940, as amended ("1940 Act");

     (b) Registration and maintenance of: (i) such accounts as unit investment trusts under the 1940 Act, and (ii) all contracts participating in such account under the Securities Act of 1933, as amended ("1933 Act");

     (c) Action by the proper officers of the Company to sign and file, or cause to be signed and filed with the Securities and Exchange Commission ("SEC"), a registration statement on behalf of Separate Accounts IV, V and VI as registrant under the 1940 Act ("Investment Company Act Registration");

     (d) Action by the proper officers of the Company to sign and file, or cause to be signed and filed with the SEC, on behalf of the Company, as issuer, a registration statement for the offering and sale of Separate Account IV, V and VI contracts under the 1933 Act ("Securities Act Registration"). Action by the proper officers of the Company to sign and file, or cause to be signed and filed with the SEC, on behalf of Separate Accounts IV, V and VI, or on behalf of the Company, any amendment, report or notice to the extent such filing shall be necessary or deemed desirable by the Chairman of the Board, President, General Counsel or other designee;

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     (e)  Signature of any director or officer required by law to affix his or her signature to such Investment Company Act Registration or Securities Act Registration or any amendment thereof may be affixed by such director or officer personally or by an attorney-in-fact duly constituted in writing by such director or officer to sign his or her name thereto;

     (f) Provision by the Company, or by Inviva, Inc. or any of its subsidiaries, as may be necessary or appropriate to such separate accounts of the following services:

          (1) Administrative, actuarial and legal functions in connection with the writing of and securing of state approvals of any variable contracts which are designated by the Company as participating in Separate Accounts IV, V and VI or any other such account, together with the issuance, installation, service, administration and payment of any such contracts. Any charges for such services to be asset charges, front-end charges, flat fee charges, or back-end charges, or any combination thereof, all as specified in the various participating contracts;

          (2) Assumption of whatever insurance or mortality risks and/or expense guarantees may be provided by the contracts so participating in consideration of any asset and/or other charges specified in said contracts;

          (3) Sales, distribution and marketing services, including acting as principal underwriter for participating contracts, in accordance with an appropriate underwriting agreement;

          (4) Such other services and functions as may be deemed by the officers to be necessary, desirable or appropriate; and

          (5) That the foregoing authorizations: (i) be subject to the approval by the Chairman of the Board, President, General Counsel, or their designee, of all charges, rates of compensation and other specifications in all contracts or agreements or arrangements entered into with any such account, and (ii) include authority to the officers to make such later changes or modifications in any of said contracts, or agreements, or arrangements as may be necessary, desirable or appropriate to meet the requirements of the 1940 Act, the 1933 Act or any other applicable law and the regulations issued thereunder;

     (g) The officers of the Company are authorized to enter into such contracts as are appropriate with Inviva, Inc. or its subsidiaries to carry out these purposes;

     (h) Development of variable contracts for participation in said account or accounts, with such specifications, changes or modifications as may be approved by the Chairman of the Board, President, General Counsel, or their designee, and the filing to the extent required of such contracts and all applications and other forms relating thereto with appropriate state agencies;

     (i) Allocation by the Company to Separate Accounts IV, V and VI and to any other account created pursuant to the foregoing authorizations of such amount as may be required by the federal or state law and as the Chairman of the Board, President,

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          General Counsel, or their designee, may deem appropriate for the initial funding of each such account, said allocation to be made and withdrawn in accordance with the applicable requirements or approved procedures of the New York Insurance Department;

     (j) Action by the proper officers to obtain all requisite authorizations, approvals and licenses from the State of New York, and all other states, or the District of Columbia or the Virgin Islands, as they deem necessary or desirable,

     (k) Establishment of the fiscal year of Separate Accounts IV, V and VI as the calendar year;

     (l) Appointment of Ernst & Young as the auditor of Separate Accounts IV, V and VI;

     (m) The doing by the officers of all acts and things from time to time necessary, desirable or appropriate to be done in order to effectuate the purposes of the foregoing authorizations or any of them.


     FURTHER RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized to establish one or more additional separate accounts in accordance with the same provisions as are set forth in the preceding paragraphs, except that the designation of any such additional account shall be determined by the officers.